Exhibit 10.1

January 28, 2019

Paul D. McKinney

22 Hepplewhite Way

The Woodlands, TX 77382

Dear Paul:

On behalf of the Board of Directors of Sandridge Energy, Inc. (the “Board”), I am pleased to extend a formal offer of employment to you (“Executive”) for the position of President and Chief Executive Officer of Sandridge Energy, Inc. (“Corporation”) with an employment start date of January 29, 2019 (the “Start Date”). This letter describes the key terms and conditions of your employment.

1.    Position. You will serve as President and Chief Executive Officer of the Corporation, reporting directly to the Board.

2.    Base Salary. Your annual base salary will be $500,000, less applicable taxes, payable in accordance with the Corporation’s normal payroll practices as in effect from time to time. Your base salary level will be reviewed periodically by the Board after receiving a recommendation from the Compensation Committee of the Board (the “Committee”). Any modifications to your annual base salary will be in the sole discretion of the Board.

3.    Annual Bonus. You will participate in the Corporation’s Annual Incentive Plan (“AIP”) (or any successor bonus plan) and your target bonus amount will be 100% of your annual base salary. Your annual bonus target will be reviewed periodically by the Board and Committee, with any modifications at the sole discretion of the board. Your annual bonus will be subject to the terms and conditions contained in the AIP.

4.    Long-Term Incentive Awards.

(a)    Effective as of the first business day following your Start Date, you will receive an award of 250,000 stock options under the 2016 Omnibus Incentive Plan (As Amended and Restated as of August 8, 2018) (the “Equity Plan”). These options, which will be subject to the terms and conditions of the Equity Plan and the terms and conditions of the Corporation’s option award documents, will (i) have an exercise price equal to the fair market value of a share of the Corporation’s common stock on their date of grant, (ii) vest on the first anniversary of the date of grant, and (iii) be settled in shares of the Corporation’s common stock upon exercise; and

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com

Mr. Paul D. McKinney

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January 28, 2019

(b)    On each of the first and second anniversary of your Start Date, provided you are actively employed by the Corporation, you will receive an award of an additional 250,000 stock options under the Equity Plan. These options, which will be subject to the terms and conditions of the Equity Plan and the terms and conditions of the Corporation’s option award documents, will (i) have an exercise price equal to the fair market value of a share of the Corporation’s common stock on the date of grant, (ii) vest on the first anniversary of the date of grant, and (iii) be settled in shares of the Corporation’s common stock upon exercise.

5.    Benefit Programs. During your employment, you will be eligible to participate in the retirement, welfare, incentive, fringe and perquisite programs generally made available to executive officers of the Corporation, including the Corporation’s Paid Time Off Policy and Special Severance Plan, in accordance with the terms and conditions of the applicable plan or policy. The Corporation reserves the right to change the benefit programs at any time.

6.    Housing; Relocation. As a condition to your employment with the Corporation, you are required to relocate to Oklahoma City, Oklahoma. Your relocation shall occur on or before October 31, 2019. The Corporation will reimburse you for reasonable relocation expenses, subject to the approval of the Committee. During the period following your Start Date through October 31, 2019, you will be reimbursed for the reasonable cost of commuting from The Woodlands, Texas to Oklahoma City, Oklahoma. In addition, during the initial ninety (90) day period following your Start Date, you will be reimbursed for the reasonable cost of housing in the Oklahoma City metropolitan area. The expense of such commuting and housing is subject to the approval of the Committee.

7.    Restrictive Covenants. As a condition to your employment with the Corporation, you will be required to sign a restrictive covenant agreement in a form satisfactory to the Corporation, which shall include confidentiality and non-disclosure obligations, non-competition, and employee and customer non-solicitation restrictions (“Restrictive Covenant Agreement”).

Your execution of this letter will constitute a representation by you that you are not currently a party to any agreement that would inhibit your ability to accept and perform the duties of the position being offered.

Mr. Paul D. McKinney

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January 28, 2019

Subject to the satisfactory completion of a background check, your execution of the Restrictive Covenant Agreement, and to the terms and conditions of this letter, we are excited to formally extend you this offer to join our management team and strongly believe you will be a great leader of our organization.

The Company may, during the period prior to your written acceptance of this offer, elect to modify the terms of this letter or withdraw its offer of employment pursuant to this offer letter.

Sandridge Energy Inc.

By:	/s/ Jonathan Frates
Jonathan Frates

Its:	Chairman of the Board

Agreed to and accepted by:

/s/ Paul D. McKinney
Paul D. McKinney

January 28, 2019
Date